Exhibit 99.1

OptimizeRx Expands Direct-to-Patient Reach, Partnering with Epion
Health to Provide Adherence and Affordability Support at Point-of-Care

Patients Gain Direct Access to Financial Assistance Relevant to Their Health
Journey Prior to Their Medical Appointment

ROCHESTER, Mich. – September 15, 2020 – OptimizeRx Corp. (Nasdaq: OPRX), a leading provider of digital health solutions for life science companies, physicians and patients, has partnered with Epion Health, a leader in digital patient engagement solutions, to give patients direct access to savings programs sponsored by life science companies.

Patients at health systems and medical groups across the nation using Epion’s recently announced Epion Patient Services™ – a feature of its digital check-in solution, Epion Check-In™ – will gain access to the OptimizeRx digital health and communications platform to receive available savings offers.

For the first time, patients will be able to opt in to connect with OptimizeRx while checking in for their appointment from their desktop or mobile device, either at the point-of-care or from home. After opt-in, patients will see cost-saving opportunities for their prescribed medications based on their electronic health record.

According to the Annals of Internal Medicine, patients and physicians have long expressed the desire to talk about the cost of care in order to determine what works best for the patient, but have lacked the tools that would support such conversations. Now, with information about drug savings programs made available to patients before or at the point-of-care, they can proactively discuss cost with their healthcare provider. Likewise, providers are now better equipped to address affordability as a critical component of treatment.

“Our providers have identified prescription cost savings as one of the highest priorities for Epion Patient Services,” said Josh Schwartz, chief business development officer at Epion Health. “Combining OptimizeRx’s proven platform with Epion’s ability to present relevant, meaningful, and timely content to patients, we are able to address this need head-on by rapidly deploying a solution for prescription savings. Together, we can improve affordability, adherence, and satisfaction – and ultimately patient outcomes.”

Miriam Paramore, president of OptimizeRx, commented: “The innovative way Epion Health leverages digital technology to improve patient access and engagement makes our new partnership a great match. At OptimizeRx, we’re committed to enabling better health outcomes by facilitating the flow of crucial communication among healthcare stakeholders. This new ability to communicate directly at the point-of-care empowers patients to have meaningful discussions with their doctors and make more informed decisions. This also further scales our network of patients and enhances the value and revenue of our enterprise offerings in the near term.”

This expansion of the OptimizeRx digital health platform represents another significant new point of engagement with patients for the company’s life science customers. Epion Check-In is utilized by leading electronic health systems, supports more than 10 million patient appointments annually, and is ranked number one in its category due to the system’s ease of use and high return on investment.

Epion and OptimizeRx expect to complete the integration of their platforms and begin offering integrated services to providers and patients next month.

About Epion Health

Epion Health is a leader in digital patient engagement solutions that empower providers to deliver high-quality care that’s convenient, accessible, efficient and profitable. Our secure, HIPAA-compliant platform makes it easy to connect with patients any time, from anywhere, at all points along the care journey. Epion’s commitment to innovation and exceptional customer service has made us a top-rated, trusted partner to healthcare organizations across the nation.

For more information, visit www.epionhealth.com.

About OptimizeRx

OptimizeRx is a digital health company that provides communications solutions for life science companies, physicians and patients. Connecting over half of healthcare providers in the U.S. and millions of patients through a proprietary network, the OptimizeRx digital health platform helps patients afford and stay on medications. The platform unlocks new patient and physician touchpoints for life science companies along the patient journey, from point-of-care, to retail pharmacy, through mobile patient engagement.

For more information, follow the company on Twitter, LinkedIn or visit www.optimizerx.com.

Important Cautions Regarding Forward Looking Statements

This press release contains forward-looking statements within the definition of Section 27A of the Securities Act of 1933, as amended, and such as in section 21E of the Securities Act of 1934, as amended. These forward-looking statements should not be used to make an investment decision. The words ‘estimate,’ ‘possible’ and ’seeking’ and similar expressions identify forward-looking statements, which speak only as to the date the statement was made. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether because of new information, future events, or otherwise. Forward-looking statements are inherently subject to risks and uncertainties, some of which cannot be predicted, or quantified. Future events and actual results could differ materially from those set forth in, contemplated by, or underlying the forward-looking statements. The risks and uncertainties to which forward-looking statements are subject include, but are not limited to, the effect of government regulation, competition and other material risks.

OptimizeRx Contact

Doug Baker, CFO

Tel (248) 651-6568 (x807)

dbaker@optimizerx.com

Media Relations Contact

Maira Alejandra, Media Relations Manager

Tel (754) 245-7070

malejandra@optimizerx.com

Investor Relations Contact

Ron Both, CMA

Tel (949) 432-7557

oprx@cma.team

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